Exhibit 99.1

FOR IMMEDIATE RELEASE

CALLIDUS SOFTWARE INC ANNOUNCES OFFERING OF $70 MILLION

SENIOR CONVERTIBLE NOTES DUE 2016

PLEASANTON, Calif., May 16, 2011— Callidus Software, Inc. (Nasdaq: CALD) today announced that it proposes to offer $70 million principal amount of senior convertible notes, subject to market conditions and other factors.  The notes would be due in June 2016 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes will be redeemable by Callidus under certain circumstances beginning in 2014.  The notes will be convertible into shares of Callidus’ common stock.  The conversion rate and other terms will be determined by negotiations between Callidus and the initial purchasers of the notes.  Callidus also intends to grant to the initial purchasers of the notes the right to purchase up to an additional $10.5 million principal amount of notes solely to cover overallotments.

Callidus intends to use up to approximately $15 million of the net proceeds of the proposed offering to repurchase shares of Callidus’ common stock from purchasers of notes in this offering in privately negotiated transactions effected through one of the initial purchasers as Callidus’ agent.  Callidus expects the price per share of the common stock repurchased in such transactions to equal the closing price per share of Callidus’ common stock on the date of the pricing of the proposed offering.  This activity could increase, or avoid a decrease in, the market price of Callidus’ common stock concurrently with, or shortly after, the pricing of the notes.  Callidus expects to use the remainder of the net proceeds of the proposed offering for general corporate purposes, which may include the acquisition of complementary businesses, products or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Callidus Software®

Callidus Software (NASDAQ:CALD) is a market and technology leader in Sales Performance Management (SPM). Callidus customers gain a competitive advantage by maximizing sales cost efficiencies and driving improvements in sales effectiveness. Our award-winning Software-as-a-Service (SaaS) applications set the standard for performance management of a company’s sales force and channel partners. Over 2 million employees and channel partners have their performance managed by Callidus Software. For more information, please visit www.callidussoftware.com.

©1997-2011 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, TrueComp Manager, ActekSoft and ACom3 are trademarks, service marks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

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Investor Relations Contact:
Ron Fior
Callidus Software Inc.
925-251-2205
ir@callidussoftware.com